Exhibit 10.2

AMENDMENT NO. 5 TO THE
AMENDED AND RESTATED TOYS “R” US, INC.
2005 MANAGEMENT EQUITY PLAN

                This Amendment No. 5 (this “Amendment”) to the Amended and Restated Toys “R” Us, Inc. 2005 Management Equity Plan, as last amended on March 2, 2012 (the “Plan”) shall become effective as of May 21, 2012.  Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Plan.

1.	The following sentence is added to the end of Section 1.1 of the Plan:

“Effective as of May 21, 2012, the Board adopted Amendment 5 to the Plan to allow any Participant as long as he or she remains employed by the Company or its affiliates the right to put up to 25% of his or her Original Investment Shares (as defined in Section 10.4) to the Company at any time, during permitted transaction windows, until the occurrence of an Initial Public Offering.”

2.	A new Section 10.4 of the Plan is hereby added after Section 10.3 of the Plan, as follows, and the current Sections 10.4 and 10.5 are renumbered as Sections 10.5 and 10.6 respectively:

“10.4       Put Rights on Original Investment Shares.  Each Participant, as long as he or she remains employed by the Company or its affiliates, shall have the right (solely at his or her election) to require the Company to repurchase in one or more transactions up to 25% of his or her Original Investment Shares (as defined below) at any time, during permitted transaction windows, until the occurrence of an Initial Public Offering (the “Put Period”).  For purposes of this Section 10.4, a Participant’s Original Investment Shares means the sum of (i) his or her Award Stock purchased as an original investment, and (ii) the number of Shares determined by dividing (A) the aggregate spread value of the Participant’s original Rollover Options (whether or not subsequently exercised), assuming a fixed stock price of $44.00, by (B) $44.00, rounded to the nearest whole share.  For example, if a Participant purchased 250 shares of Award Stock as an original investment and was granted 300 Rollover Options with an exercise price of $8.25 and 100 Rollover Options with an exercise price of $11.50, the Participant holds 568 Original Investment Shares, of which 142 (25%) may be sold to the Company or its affiliates during the Put Period pursuant to this Section 10.4.  For the avoidance of doubt, shares withheld by the Company in a cashless exercise of a Rollover Option shall not count against the 25% of Original Investment Shares that may be put to the Company under this Section 10.4, which is a fixed number.  For example, if a Participant originally was granted 325 Rollover Options with an exercise price of $8.25, assuming a fixed stock price of $44.00, he would have 264 Original Investment Shares of which 66 may be put to the Company under this Section 10.4.  If he later exercises the Rollover Options in a cashless exercise when the stock price is $60, and receives a net of 162 shares after withholding of the exercise price and taxes, he could put 66 of such net shares to the Company under this Section 10.4.  Any put right for Original Investment Shares under this Section 10.4 may be exercised by giving written notice to the Company.  The purchase price per share payable by the Company in connection with any such put rights shall be the Fair Market Value determined as of a date determined by the Board that is the anticipated closing date of the repurchase (in accordance with Section 9.8 above).  The closing of the transactions contemplated by this Section 10.4 will take place no later than 180 days after delivery of notice of exercise of the put right by the Participant (or, of later, delivery of a Repurchase Notice or Supplemental Repurchase Notice) and otherwise in accordance with the provisions of Sections 9.8 and 9.9, to the extent applicable.  Notwithstanding the foregoing put rights, the Company and/or the Sponsors, as applicable, shall still have the repurchase rights set forth in Article IX with respect to Original Investment Shares otherwise subject to this Section 10.4.”

3.	Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.